Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY, AS ISSUER

AND

CITIBANK, N.A., AS TRUSTEE

DATED AS OF MAY 6, 2008

TO

INDENTURE

DATED AS OF APRIL 15, 2003, AS SUPPLEMENTED

BY FIRST SUPPLEMENTAL INDENTURE DATED AS OF NOVEMBER 8, 2004 AND

SECOND SUPPLEMENTAL INDENTURE DATED AS OF APRIL 1, 2008

FLOATING RATE CONVERTIBLE

SENIOR DEBENTURES DUE 2033

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is made as of the 6th day of May, 2008, between Wells Fargo & Company (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture dated as of April 15, 2003, a First Supplemental Indenture dated as of November 8, 2004 and a Second Supplemental Indenture dated as of April 1, 2008 (the “Indenture”); and

WHEREAS, pursuant to the Indenture the Company issued, and the Trustee authenticated and delivered, the Company’s Floating Rate Convertible Senior Debentures Due 2033 (the “Securities”); and

WHEREAS, Section 8.01 of the Indenture provides that the Company, without the consent of the Holders of the outstanding Securities, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to the extent set forth therein; and

WHEREAS, Section 8.02 of the Indenture provides that the Company, with the consent of the Holders of at least a majority in Original Principal Amount of the outstanding Securities, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to the extent set forth therein; and

WHEREAS, in connection with the remarketing of the Securities in the manner contemplated by the Indenture pursuant to the remarketing prospectus supplement dated May 1, 2008 and the accompanying prospectus dated June 19, 2006, the Company solicited consents to certain of the amendments set forth in this Third Supplemental Indenture (the “Consent Amendments”); and

WHEREAS, the Holders of at least a majority in aggregate Original Principal Amount of the outstanding Securities have duly consented to the Consent Amendments in accordance with Section 8.02 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture valid and binding have been complied with or have been done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Third Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1

DEFINITIONS

1.01 General. For all purposes of the Indenture and this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

A.	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Third Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

B.	capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENT

2.01 Amendment to Section 15.02 of the Indenture. Section 15.02 of the Indenture is hereby amended and restated in its entirety as follows:

Section 15.02. Reset Yield.

(a) The yield on the Securities will be reset by the Remarketing Agent as of each Remarketing Reset Date to the yield (the “Reset Yield”) for the applicable Interest Period (as defined in clause (3) of the definition thereof) necessary for the proceeds from the remarketing of the Securities, net of any fee to the Remarketing Agent, to be 100% of the Accreted Principal Amount, as of such Remarketing Reset Date, of the Securities remarketed; provided that the Reset Yield shall not exceed the maximum rate permitted by law and shall not be less than 0% per annum. The remarketing of the Securities with respect to any Remarketing Reset Date may take place on any Business Day during the period from and including the Reset Period Commencement Date related to such Remarketing Reset Date to and including such Remarketing Reset Date. The “Reset Period Commencement Date” for a Remarketing Reset Date will be the tenth Business Day preceding such Remarketing Reset Date.

(b) Notwithstanding the foregoing, if (i) Holders of less than $50 million aggregate Original Principal Amount of Securities have elected or been deemed to have elected to have their Securities remarketed on any Remarketing Reset Date pursuant to Section 15.03 or (ii) a Failed Remarketing occurs on any Remarketing Reset Date, the Reset Yield shall be the yield necessary, in the judgment of the Remarketing Agent based on bids from at least three independent nationally recognized securities dealers selected by the Remarketing Agent, for the Securities to trade at a price equal to 100% of the Accreted Principal Amount thereof as of such Remarketing Reset Date. If the Remarketing Agent is not able to obtain bids from at least three independent nationally recognized securities dealers on a Remarketing Reset Date or no Remarketing Agent is then appointed, the Reset Yield shall be the Reset Yield in effect on the previous

Remarketing Reset Date, or if no previous Remarketing Reset Date has occurred, the regular interest rate or Applicable Yield in effect for the Securities immediately prior to the applicable Remarketing Reset Date.

(c) By approximately 4:30 p.m., New York City time, on any Remarketing Reset Date or, if earlier, the date on which the Reset Yield was determined in accordance with Section 15.02(a), the Remarketing Agent shall notify the Company, the Trustee, the Paying Agent and the Depositary of the Reset Yield. The Company shall issue a press release stating such Reset Yield and publish such information on its website on the World Wide Web.

2.02 Amendment to Section 15.03 of the Indenture. Section 15.03 of the Indenture is hereby amended and restated in its entirety as follows:

Section 15.03. Remarketing Procedures.

(a) Each Holder of Securities will have the right to elect to have its Securities remarketed with respect to any Remarketing Reset Date and will be deemed to have automatically elected to have its Securities remarketed with respect to a Remarketing Reset Date unless such Holder affirmatively elects not to participate in the remarketing by delivering a notice (a “Hold Notice”) to the Paying Agent on or prior to the Business Day immediately preceding the Reset Period Commencement Date related to such Remarketing Reset Date indicating the Original Principal Amount of Securities such Holder does not want to have remarketed. Each Holder, whether or not such Holder participated in a remarketing with respect to any prior Remarketing Reset Date, shall be deemed to elect to participate in a remarketing with respect to any subsequent Remarketing Reset Dates unless such Holder delivers a Hold Notice as provided in the immediately preceding sentence. A Holder can deliver a Hold Notice with respect to some or all of its Securities.

(b) If Holders of at least $50 million aggregate Original Principal Amount of Securities have elected or been deemed to have elected to have their Securities remarketed with respect to a Remarketing Reset Date (a “Required Remarketing”), the Remarketing Agent shall conduct such remarketing in accordance with the terms of the Remarketing Agreement and this Indenture.

(c) If the Securities are successfully remarketed by the Remarketing Agent with respect to any Required Remarketing, the Remarketing Agent shall deduct any fee specified in the Remarketing Agreement from the proceeds of such remarketing and remit the remaining proceeds, which shall be at least 100% of the Accreted Principal Amount of the Securities remarketed as of the applicable Remarketing Reset Date, to the Holders who participated in such remarketing on the applicable Remarketing Reset Date or as promptly as possible following the applicable Remarketing Reset Date.

(d) If, by 4:00 p.m., New York City time, on any Remarketing Reset Date with respect to a Required Remarketing, a Required Remarketing is not conducted for any reason or the Remarketing Agent is unable to remarket all Securities for which an election to remarket was made or deemed to have been made or if, at any time prior to delivery and payment for the remarketed Securities, a condition precedent in the Remarketing Agreement shall not have been fulfilled, a failed remarketing (“Failed Remarketing”) shall be deemed to have occurred. In the event of a Failed Remarketing, the Company shall issue a press release regarding such Failed Remarketing and stating the aggregate Original Principal Amount of Securities that the Company will repurchase as required pursuant to Section 15.04(a) and publish such information on its website on the World Wide Web.

(e) The Company will request, not later than 20 Business Days prior to each date by which Holders are required to give a Hold Notice pursuant to Section 15.03(a), that the Depositary notify its participants of the potential remarketing of the Securities, the identity of the Remarketing Agent, the procedures a beneficial owner must follow to deliver a Hold Notice, the date by which such Hold Notice must be delivered and the right of the beneficial owners of Securities to require the Company to purchase Securities if there is a Failed Remarketing or upon the other circumstances provided herein. The Company will also issue a press release and publish such information on its website on the World Wide Web.

(f) A Hold Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Hold Notice at any time prior to the close of business on the Business Day immediately preceding the applicable Reset Period Commencement Date specifying:

(i) if certificated Securities have been issued, the certificate numbers for Securities in respect of which such notice of withdrawal is being submitted, or if not, such information as required by the Depositary;

(ii) the Original Principal Amount, in integral multiples of $1,000, of the Securities with respect to which such notice of withdrawal is being submitted; and

(iii) the Original Principal Amount, if any, of such Securities that remain subject to a Hold Notice.

2.03 Amendment to Sections 15.04(a) and 15.04(b) of the Indenture. Sections 15.04(a) and 15.04(b) of the Indenture are hereby amended and restated in their entirety as follows:

(a) If a Failed Remarketing occurs in respect of any Remarketing Reset Date, each Holder of Securities will have the right to require the Company to purchase for cash all or a portion of its Securities on such Remarketing Reset Date or, if later, the date on which a Failed Remarketing occurs. The Company shall purchase such Securities for cash as promptly as possible following the Failed Remarketing at a purchase price (the “Remarketing Purchase Price”) equal to 100% of the Accreted Principal Amount thereof as of the applicable Remarketing Reset Date, plus accrued and unpaid interest

(including Contingent Interest and Liquidated Damages, if any) to, but excluding such Remarketing Reset Date. Each Holder must notify the Paying Agent on or prior to each Remarketing Reset Date of the aggregate Original Principal Amount of Securities it wants the Company to repurchase in the event of a Failed Remarketing. The Holders of Securities who elect or are deemed to have elected to participate in any remarketing will also be deemed to have elected to exercise their right to require the Company to purchase the aggregate Original Principal Amount of Securities for which such remarketing election was made or deemed to have been made.

(b) A remarketing will not take place with respect to a Remarketing Reset Date if less than $50 million aggregate Original Principal Amount of Securities are to be remarketed with respect to such Remarketing Reset Date pursuant to Section 15.03, and such Holders of the Securities who elected or were deemed to have elected to participate in a remarketing with respect to such Remarketing Reset Date, but only such Holders, will have the right to require to the Company to purchase all or a portion of its Securities on such Remarketing Reset Date for cash. Such Holders are deemed to exercise such right with respect to the aggregate Original Principal Amount of Securities for which the remarketing election was deemed to have been made. The Company shall purchase such Securities for cash at the Remarketing Purchase Price.

If a Holder of Securities whose Securities were sold in a remarketing does not receive payment for such Securities (with respect to such Holder, a “Failed Settlement”), such Holder will have the right to require the Company to purchase for cash on the date of the Failed Settlement all or a portion of such Securities at the Remarketing Purchase Price. Such Holder shall notify the Company as promptly as possible of the occurrence of the Failed Settlement. Upon receipt of confirmation of the Failed Settlement from the Remarketing Agent, the Company shall purchase such Securities for which an election is made as promptly as possible following the Failed Settlement.

ARTICLE 3

MISCELLANEOUS

3.01 Effectiveness. This Third Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Third Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For the avoidance of doubt, the parties confirm that the amendments evidenced by this Third Supplemental Indenture are not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities, or (ii) effect a novation, reissuance or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

3.03 Indenture and Third Supplemental Indenture Construed Together. This Third Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this Third Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

3.04 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

3.05 Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act’”), that is required under the Trust Indenture Act to be part of and govern any provision of this Third Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

3.06 Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07 Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08 Benefits of Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

3.09 Successors. All agreements of the Company in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

3.10 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Third Supplemental Indenture or the due authorization of this Third Supplemental Indenture by the Company.

3.11 Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.12 Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE.

3.13 Counterpart Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

3.14 Further Assurances. The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Third Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Third Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

WELLS FARGO & COMPANY, AS ISSUER

By:	/s/ Barbara S. Brett
Name:	Barbara S. Brett
Title:	Senior Vice President and Assistant Treasurer

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Marion O’Connor
Name:	Marion O’Connor
Title:	Vice President